Exhibit 10.3.3

APPENDIX FOR EMPLOYEES IN ISRAEL

BRIGHTSOURCE ENERGY, INC.

2011 OMNIBUS EQUITY INCENTIVE PLAN

1. Special Provisions for Employees in Israel

1.1 This Appendix (the “Appendix”) to the BRIGHTSOURCE ENERGY, INC. 2011 Omnibus Equity Incentive Plan (the “Plan”) is effective as of [             include date of approval by the Committee] (the “Effective Date”) and has been adopted pursuant to section 4(b)(vii) of the Plan.

1.2 The provisions specified hereunder apply only to persons who are employed by an Israeli resident company and deemed to be residents of the State of Israel for tax purposes, or are otherwise subject to taxation in Israel with respect to grants of equity awards (the “Israeli Participant”).

1.3 This Appendix applies with respect to grants of Awards under the Plan. The purpose of this Appendix is to establish certain rules and limitations applicable to Awards that may be granted or issued under the Plan from time to time, in compliance with the securities and other applicable laws currently in force in the State of Israel. Except as otherwise provided by this Appendix, all grants made pursuant to this Appendix shall be governed by the terms of the Plan. This Appendix is applicable only to grants made after the Effective Date. This Appendix complies with, and is subject to the ITO and Section 102.

1.4 The Plan and this Appendix shall be read together. In any case of contradiction, whether explicit or implied, between the provisions of this Appendix and the Plan, the provisions of this Appendix shall govern.

2. Definitions

Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan. The following additional definitions will apply to grants made pursuant to this Appendix:

“3(i) Option” means an Option, Stock Appreciation Right, Performance Unit or Restricted Stock Unit which is subject to taxation pursuant to Section 3(i) of the ITO which has been granted to an Israeli Participant who is not an Eligible 102 Participant.

“102 Capital Gains Track” means the tax route set forth in Sections 102(b)(2) and 102(b)(3) of the ITO.

“102 Capital Gains Track Grant” means a 102 Trustee Grant qualifying for the special tax treatment under the 102 Capital Gains Track.

“102 Ordinary Income Track” means the tax route set forth in Section 102(b)(1) of the ITO.

“102 Ordinary Income Track Grant” means a 102 Trustee Grant qualifying for the ordinary income tax treatment under the 102 Ordinary Income Track.

“102 Trustee Grant” means an Award granted pursuant to Section 102(b) of the ITO and held in trust by a Trustee for the benefit of the Participant, and includes both 102 Capital Gains Track Grants and 102 Ordinary Income Track Grants.

“Award” solely for the purpose of this Appendix means any Award of Options, Stock Appreciation Rights (“SARs”), Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares granted by the Company to an Israeli Participant, in accordance with the provisions of the Plan, provided that they are payable only or settled only using Shares.

“Controlling Shareholder” as defined under Section 32(9) of the Ordinance, means an employee who prior to the grant or as a result of the grant or vesting of the Award, holds or would hold, directly or indirectly, in his name or with a relative (as defined in the Ordinance) (i) 10% of the outstanding shares of the Company, (ii) 10% of the voting power of the Company, (iii) the right to hold or purchase 10% of the outstanding equity or voting power, (iv) the right to obtain 10% of the “profit” of the Company (as defined in the Ordinance), or (v) the right to appoint a director of the Company.

“Election” means the Company’s choice of the type (as between capital gains track or ordinary income track) of 102 Trustee Grants it will make under the Plan, as filed with the ITA.

“Eligible102 Participant” means any Israeli Participant who is employed by the Israeli Subsidiary, including an individual who is serving as a director or an office holder of such Israeli Subsidiary, and who is not a Controlling Shareholder.

“Fair Market Value” with respect to 102 Capital Gains Track Grants only, for the sole purpose of determining tax liability pursuant to Section 102(b)(3) of the ITO, the fair market value of the Shares at the date of grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

“Israeli Subsidiary” the Israeli resident Subsidiary of the Company.

“ITA” means the Israeli Tax Authorities.

“ITO” means the Israeli Income Tax Ordinance (New Version) 1961 and the rules, regulations, orders or procedures promulgated thereunder and any amendments thereto, including specifically the Rules, all as may be amended from time to time.

“Non-Trustee Grant” means an Award granted to an Eligible 102 Participant pursuant to Section 102(c) of the ITO and not held in trust by a Trustee.

“Required Holding Period” means the requisite period prescribed by the ITO and the Rules, or such other period as may be required by the ITA, with respect to 102 Trustee Grants, during which Awards or Shares granted or issued by the Company must be held by the Trustee for the benefit of the Israeli Participant. Currently, the Required Holding Period for 102 Capital Gains Track Grants is 24 months from the date of grant of the Awards.

“Rules” means the Income Tax Rules (Tax benefits in Stock Issuance to Employees) 5763-2003.

“Section 102” shall mean the provisions of Section 102 of the ITO, as amended from time to time.

“Trustee” means a person or entity designated by the Board to serve as a trustee and approved by the ITA in accordance with the provisions of Section 102(a) of the ITO, as may be replaced from time to time in accordance with the provisions of the ITO.

3. Types of Awards and Section 102 Election

3.1 102 Trustee Grants, shall be made pursuant to either (a) the 102 Capital Gains Track Grants or (b) the 102 Ordinary Income Track Grants. The Company’s Election regarding the type of 102 Trustee Grant it chooses to make shall be filed with the ITA. Once the Company has filed such Election, it may change the type of 102 Trustee Grant that it chooses to make only after the passage of at least 12 months from the end of the calendar year in which the first grant was made in accordance with the previous Election, in accordance with Section 102. For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Trustee Grants to Eligible 102 Participants at any time.

3.2 Eligible 102 Participants may receive only 102 Trustee Grants or Non- Trustee Grants under this Appendix. Participants who are not Eligible 102 Participants may be granted only 3(i) Options under this Appendix.

3.3 No 102 Trustee Grants may be made effective pursuant to this Appendix until 30 days after the requisite filings required by the ITO and the Rules have been made with the ITA.

3.4 The Award Agreement, or other documents evidencing the Awards granted pursuant to the Plan and this Appendix shall indicate whether the grant is a 102 Trustee Grant, a Non-Trustee Grant or a 3(i) Grant; and, if the grant is a 102 Trustee Grant, whether it is a 102 Capital Gains Track Grant or a 102 Ordinary Income Track Grant.

4. Terms And Conditions Of 102 Trustee Options

4.1 Each 102 Trustee Grant will be deemed granted on the date stated in a written notice by the Company, and shall be subject to compliance with the requirements of Section 102 and the execution of any document by the Israeli Participant required pursuant to this Section 4.

4.2 Notwithstanding section 6(d) of the Plan, each 102 Trustee Grant granted to an Eligible 102 Participant and each certificate for shares of Stock acquired pursuant to the exercise or vesting of an Award or issued subsequently following any realization of rights derived from the Awards, shall be issued to a Trustee and shall be held in trust for the benefit of the Participant for the Required Holding Period.

4.3 Each 102 Trustee Grant (whether a 102 Capital Gains Track Grant or a 102 Ordinary Income Track Grant, as applicable) shall be subject to the relevant terms of Section 102 and tine ITO, which shall be deemed an integral part of the 102 Trustee Grant and shall prevail over any term contained in the Plan, this Appendix or any agreement that is not consistent therewith. Any provision of the ITO and any additional terms required by the ITA not expressly specified in this Appendix or the Award Agreement, as applicable, which are necessary to receive or maintain any tax benefit pursuant to the Section 102 shall be binding on the Eligible 102 Participant. The Trustee and the Eligible 102 Participant granted a 102 Trustee Grant shall comply with the ITO, and the terms and conditions of the Trust Agreement entered into between the Company and/or the Israeli Subsidiary and the Trustee. For avoidance of doubt, it is reiterated that compliance with the ITO specifically includes compliance with the Rules. Further, the Eligible 102 Participant agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the provision of any applicable law, and, particularly, Section 102.

4.4 During the Required Holding Period, the Eligible 102 Participant shall not require the Trustee to release or sell the Shares including any Shares received subsequently following any realization of rights derived from the Awards (including stock dividends) to the Eligible 102 Participant or to a third party, unless permitted to do so by applicable law. Notwithstanding the foregoing, the Trustee may, pursuant to a written request and subject to applicable law, release and transfer such Shares to a designated third party or to the Eligible 102 Participant, provided that both of the following conditions have been fulfilled prior to such transfer: (i) all taxes required to be paid upon the release and transfer of the shares have been withheld for transfer to the tax authorities and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan, any applicable agreement and any applicable law. To avoid doubt such sale or release during the Required Holding Period will result in different tax ramifications to the Eligible 102 Participant under Section 102 of the ITO and the Rules and/or any other regulations or orders or procedures promulgated thereunder, which shall apply to and shall be borne solely by such Eligible 102 Participant.

4.5 In the event a stock dividend is declared and/or additional rights are granted with respect to Shares which derive from 102 Trustee Grants, such dividend and/or rights shall also be subject to the provisions of this Section 4 and the Required Holding Period for such shares and/or rights shall be measured from the commencement of the Required Holding Period for the Awards with respect to which the dividend was declared and/or rights granted. In the event of a cash dividend on Shares, the Trustee shall transfer the dividend proceeds to the Eligible 102 Participant after deduction of taxes and mandatory payments in compliance with applicable withholding requirements.

4.6 Upon receipt of any 102 Trustee Grant, the Eligible 102 Participant will consent to the grant of the Award under Section 102 and undertake to comply with the terms of Section 102 and the trust arrangement between the Company and the Trustee.

5. Assignability

As long as Awards and Shares are held by the Trustee on behalf of the Eligible 102 Participant, all rights of the Eligible 102 Participant over the Awards and Shares are personal, can not be transferred, assigned, pledged, given as collateral or mortgaged, other than by will or laws of descent and distribution.

6. Tax Consequences

6.1 Any tax consequences arising from the grant, vesting or exercise of any Award, from the issuance or sale of Shares covered thereby, or from any other event or act (of the Company, and/or its affiliates, and/or the Trustee, and/or the Participant), hereunder, shall be borne solely by the Participant. The Company and/or its affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations. Furthermore, the Participant shall agree to indemnify the Company and/or its affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant. The Company and/or any of its affiliates and/or the Trustee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to grants under the Plan and the exercise and/or sale or other disposition thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount (or Shares issuable) then or thereafter to be provided to the Participant, including by deducting any such amount from a Participant’s salary or other amounts payable to the Participant, to the maximum extent permitted under law and/or (ii) requiring the Participant to pay to the Company or any of its affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares and/or (iii) by causing the exercise and sale or disposition of any Award or Shares held by or on behalf of the Participant to cover such liability. In addition, the Participant will be required to pay any amount due in excess of the tax withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.

6.2 The Company and/or, when applicable, the Trustee shall not be required to release any Award or Share to an Israeli Participant until all required Tax payments have been fully made.

6.3 With respect to Non-Trustee Grants, if the Participant ceases to be employed by the Company or any Subsidiary or Parent thereof, the Eligible 102 Participant shall extend to the Company and/or the applicable affiliate a security or guarantee for the payment of tax due at the time of sale of Shares to the satisfaction of the Company, all in accordance with the provisions of Section 102 of the ITO and the Rules.

7. One Time Award

The Awards and underlying Shares are extraordinary, one-time benefits granted to the Israeli Participants, and are not and shall not be deemed a salary component for any purpose whatsoever, including in connection with calculating severance compensation under Applicable Law.

8. Governing Law and Jurisdiction

Notwithstanding any other provision of the Plan, with respect to Participants subject to this Appendix, this Appendix shall be governed by, and interpreted in accordance with, the laws of the State of Israel applicable to contracts made and to be performed therein.

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